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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]



                              August 20, 2001


Cardiac Science, Inc.
16931 Millikan Avenue
Irvine, California 92606

Re: Registration Statement on Form S-4--Registration No. 333-64386

Ladies and Gentlemen:

   At your request, we have examined Registration Statement on Form S-4, Registration No. 333-64386 filed by Cardiac Science, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on June 29, 2001 (as amended by Amendments Nos. 1 and 2 thereto and as may be further amended or supplemented, the "Registration Statement"), in connection with the issuance and sale of 17,242,500 shares of Common Stock of the Company, $.001 par value (the "Common Stock"), and senior secured promissory notes in the principal amount of $24,510,000 (the "Notes" (which amounts may increase by up to 5.26% if funds in the purchase price holdback escrow account remain available one year following the consummation of the merger), in partial consideration for all outstanding shares of capital stock of Survivalink, Inc., a Minnesota corporation (the "Target"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The shares of Common Stock and Notes are to be issued to Target shareholders in exchange for all of the outstanding securities of the Target as described in the Registration Statement and are not for sale to the public.


   As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the securities described above.

   Based on the foregoing, and assuming that the full consideration for each of the securities has been received by the Company, it is our opinion that the 17,242,500 shares of the Company's Common Stock, (which amount may increase by up to 5.26% if funds in the purchase price holdback escrow account remain available one year following the consummation of the merger) when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.


   Further, it is our opinion that the Notes, when issued and sold in the manner described in the Registration Statement, will be binding obligations of the Company.

   We also consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                          Very truly yours,

                                          /s/ Stradling Yocca Carlson & Rauth


                                          STRADLING YOCCA CARLSON & RAUTH